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As filed with the Securities and Exchange Commission on July 13, 2017

Registration No. 333-218307

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 2 to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IRSA Propiedades Comerciales S.A.
(Exact name of registrant as specified in its charter)

IRSA Commercial Properties S.A.
(Translation of Registrant's name into English)

The Republic of Argentina (Jurisdiction of incorporation)	6512 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

Moreno 877, 22nd Floor (C1091AAQ)
Buenos Aires, Argentina
+54 (11) 4323 7449
(Address and telephone number of registrant's principal executive offices)

Puglisi & Associates
850 Library Avenue
Newark, DE 19711
(Name, address and telephone number of agent for service)

Copies to:
David L. Williams Jaime Mercado Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017	Maurice Blanco Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company    ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(5)

Common shares, par value Ps.1.00 per share(2)(3)	41,400,000	$15.00	$621,000,000	$71,973.90

Rights to subscribe for common shares(4)	2,970,540	None	None	None

(1)     Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)    This amount includes common shares that are to be offered in Argentina and elsewhere outside the United States but may be resold from time to time in the United States in the global offering and the additional shares the underwriters have the option to purchase to cover over-allotments.

(3)    The common shares may be represented by American Depositary Shares, or "ADSs," each representing four shares issuable upon deposit of common shares registered hereby, and that will be registered under a separate Registration Statement on Form F-6. Includes common shares that the international underwriters may purchase pursuant to the option to be granted by the selling shareholder to purchase additional shares that may be represented by ADSs. ADSs may also be uncertificated.

(4)    Total rights registered was calculated by multiplying the total ADRs outstanding as of the date of this filing by four. No separate consideration will be received by the Registrant for the rights to subscribe for common shares. Current holders of ADS will not receive rights to subscribe for new common shares or ADSs. The rights to subscribe for ordinary shares represented by ADSs will be issued to the ADS Depositary. The ADS Depositary will seek to sell the rights to subscribe for common shares underlying the ADRs and distribute any proceeds therefrom to the holders of the ADSs.

(5)    $11,590 of such fee was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

IRSA Propiedades Comerciales S.A. is filing this Pre-Effective Amendment No. 2 (this "Amendment") to the Registration Statement on Form F-1 (Registration No. 333-218307) (the "Registration Statement") as an exhibit-only filing to re-file Exhibit 4.1 previously filed with the Registration Statement as a form. This Amendment consists only of the facing page with the amount to be registered of rights to subscribe for common shares, this explanatory note, the Exhibit index, the signature page to the Registration Statement and the execution version of Exhibit 4.1. The prospectus is otherwise unchanged and has been omitted.

Part II

Information not required in prospectus

Item 8.    Exhibits

1.1	**	Form of Underwriting Agreement between IRSA Propiedades Comerciales S.A. and the underwriters named therein.

3.1	**	English translation of the Amended and Restated Estatutos of IRSA Propiedades Comerciales S.A., which serve as IRSA Propiedades Comerciales S.A.'s articles of incorporation and bylaws.

4.1	*	Execution version of Deposit Agreement among IRSA Propiedades Comerciales S.A, The Bank of New York Mellon, as Depositary, and the holders from time to time of American Depositary Receipts issued thereunder to be effective on filing of Registration Statement F-6.

4.2	**	Indenture dated March 23, 2016, between IRSA Propiedades Comerciales S.A. as Issuer, The Bank of New York Mellon as Trustee, Co-Registrar, Principal Paying Agent and Transfer Agent, and Banco Santander Río S.A. as Registrar, Paying Agent, Transfer Agent and Representative of the Trustee in Argentina for the US$500,000,000 Global Note Program for Notes due no less than 30 days from date of original issue.

4.3	**	First Supplemental Indenture dated March 23, 2016, between IRSA Propiedades Comerciales S.A. as Issuer, The Bank of New York Mellon as Trustee, Co-Registrar, Principal Paying Agent and Transfer Agent, and Banco Santander Río S.A. as Registrar, Paying Agent, Transfer Agent and Representative of the Trustee in Argentina.

5.1	**	Opinion of Zang, Bergel & Viñes as to the validity of the common shares.

8.1	**	Opinion of Zang, Bergel & Viñes regarding certain Argentine tax matters relating to the common shares and ADSs.

8.2	**	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters relating to the common shares and ADSs.

10.1	**	English translation of the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated June 30, 2004.

10.2	**	English translation of the Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated August 23, 2007.

10.3	**	English translation of the Second Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated August 14, 2008.

10.4	**	English translation of the Third Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated November 27, 2009.

II-1

10.5	**	English translation of the Addendum to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated March 12, 2010.

10.6	**	English translation of the Fourth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated July 11, 2011.

10.7	**	English translation of the Fifth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated October 15, 2012.

10.8	**	English translation of the Sixth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated November 12, 2013.

10.9	**	English translation of the Seventh Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A., IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated February 18, 2015.

10.10	**	English translation of the Eigth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A., IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated November 12, 2015.

10.11	**	English translation of the Ninth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A., IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated May 5, 2017.

21.1	**	Subsidiaries of the Registrant.

23.1	**	Consent of Price Waterhouse & Co. S.R.L.

23.2	**	Consent of Zang, Bergel & Viñes (included in Exhibits 5.1 and 8.1).

23.3	**	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.2).

24.1	**	Powers of Attorney.

99.1	**	Consent of independent appraiser Newmark Knight Frank.

*      Filed herewith

**     Previously filed.

II-2

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Republic of Argentina, on July 13, 2017.

IRSA PROPIEDADES COMERCIALES S.A.
By:	/s/ SAÚL ZANG
	Name:	Saúl Zang
	Title:	Vice-Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 13, 2017.

Name	Title

* Eduardo S. Elsztain	Chairman of the Board of Directors
/s/ SAÚL ZANG Saúl Zang	Vice-Chairman of the Board of Directors
/s/ ALEJANDRO G. ELSZTAIN Alejandro G. Elsztain	Executive Vice-Chairman of the Board of Directors and Chief Executive Officer
/s/ DANIEL R. ELSZTAIN Daniel R. Elsztain	Director and Chief Operating Officer
* Fernando A. Elsztain	Director
* Leonardo F. Fernández	Director
* Enrique Antonini	Director

Name		Title

* Gastón Armando Lernoud		Director
* Marcos Oscar Barylka		Director
/s/ MATIAS GAIVIRONSKY Matias Gaivironsky		Chief Financial and Administrative Officer
*By:	/s/ ALEJANDRO G. ELSZTAIN Alejandro G. Elsztain, Attorney-in-fact

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Explanatory note
Part II Information not required in prospectus
  Item 8. Exhibits
Signatures